Exhibit 99.15

Johnson & Johnson Reports 2015 Fourth-Quarter Results:

2015 Fourth-Quarter Sales of $17.8 Billion decreased 2.4%; EPS was $1.15
2015 Full-Year Sales of $70.1 Billion decreased 5.7%, Full-Year EPS was $5.48
Adjusted 2015 Fourth-Quarter EPS was $1.44, an increase of 5.1%*, and Adjusted 2015 Full-Year EPS was $6.20, a decrease of 3.0%*

Strong Operational Sales Growth
Excluding Acquisitions/Divestitures and Hepatitis C Impact

New Brunswick, N.J. (January 26, 2016) - Johnson & Johnson (NYSE: JNJ) today announced sales of $17.8 billion for the fourth quarter of 2015, a decrease of 2.4% as compared to the fourth quarter of 2014. Operational sales results increased 4.4% and the negative impact of currency was 6.8%. Domestic sales increased 8.0%. International sales decreased 11.7%, reflecting operational growth of 1.2% and a negative currency impact of 12.9%. Excluding the net impact of acquisitions, divestitures and hepatitis C sales, on an operational basis, worldwide sales increased 7.8%, domestic sales increased 13.4% and international sales increased 2.9%.*
Worldwide sales for the full-year 2015 were $70.1 billion, a decrease of 5.7% versus 2014. Operational results increased 1.8% and the negative impact of currency was 7.5%. Domestic sales increased 2.6%. International sales decreased 13.1%, reflecting operational growth of 1.1% and a negative currency impact of 14.2%. Excluding the net impact of acquisitions, divestitures and hepatitis C sales, on an operational basis, worldwide sales increased 6.5%, domestic sales increased 10.6% and international sales increased 3.0%.*
Net earnings and diluted earnings per share for the fourth quarter of 2015 were $3.2 billion and $1.15, respectively. Fourth-quarter 2015 net earnings included after-tax intangible amortization expense of approximately $0.2 billion and a charge for after-tax special items of approximately $0.6 billion. Fourth-quarter 2014 net earnings included after-tax intangible amortization expense of approximately $0.3 billion and a charge for after-tax special items of approximately $1.1 billion. A reconciliation of non-GAAP financial measures is included as an accompanying schedule. Excluding after-tax intangible amortization expense and special items, adjusted net earnings for the current quarter were $4.0 billion and adjusted diluted earnings per share were $1.44, representing increases of 4.0% and 5.1%, respectively, as compared to the same period in 2014.* On an operational basis, adjusted diluted earnings per share increased 12.4%.*
Net earnings and diluted earnings per share for the full-year 2015 were $15.4 billion and $5.48, respectively. Full-year net earnings included after-tax intangible amortization expense of approximately $1.1 billion and a net charge for after-tax special items of approximately $0.9 billion. Full-year 2014 net earnings included after-tax intangible amortization expense of approximately $1.2 billion and a net charge for after-tax special items of approximately $0.8 billion. A reconciliation of non-GAAP financial measures is included as an accompanying schedule. Excluding after-tax intangible amortization expense and special items, adjusted net earnings for the full-year of 2015 were $17.4 billion and adjusted diluted earnings per share were $6.20, representing decreases of 4.8% and 3.0%, respectively, as compared to the full year of 2014.* On an operational basis, adjusted diluted earnings per share increased 5.8%.*

"Johnson & Johnson delivered strong underlying growth in 2015, driven by the performance of our Pharmaceutical business and iconic Consumer brands,” said Alex Gorsky, Chairman and Chief Executive Officer.  “As we enter 2016, our core business is very healthy, and the recent decisive actions we’ve taken in support of each of our businesses position us well to drive sustainable long-term growth, faster than the markets we compete in.”
Mr. Gorsky continued, “I want to thank all of our colleagues for contributing to these results through their commitment and dedication to the people around the world who rely on our products.”
The company announced its 2016 full-year guidance for sales of $70.8 billion to $71.5 billion reflecting expected operational growth in the range of 2.5% to 3.5%.  Excluding the impact of acquisitions, divestitures and hepatitis C sales, operational sales growth is expected to be in the range of 4.5% to 6.0%.* Additionally, the company announced adjusted earnings guidance for full-year 2016 of $6.43 to $6.58 per share reflecting expected operational growth in the range of 5.3% to 7.7%.*  Adjusted earnings guidance excludes the impact of after-tax intangible amortization expense and special items.
Worldwide Consumer sales of $13.5 billion for the full-year 2015 represented a decrease of 6.8% versus the prior year, consisting of an operational increase of 2.7% and a negative impact from currency of 9.5%. Domestic sales increased 2.5%; international sales decreased 11.9%, which reflected an operational increase of 2.7% and a negative currency impact of 14.6%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 4.1%, domestic sales increased 4.6% and international sales increased 3.8%.*
Positive contributors to Consumer operational results were sales of over-the-counter products including TYLENOL® and MOTRIN® analgesics, upper respiratory products including ZYRTEC® allergy medications, and digestive health products; international feminine protection products; LISTERINE® oral care products; and NEUTROGENA® skin care products.
Worldwide Pharmaceutical sales of $31.4 billion for the full-year 2015 represented a decrease of 2.7% versus the prior year with an operational increase of 4.2% and a negative impact from currency of 6.9%. Domestic sales increased 5.2%; international sales decreased 12.0%, which reflected an operational increase of 3.0% and a negative currency impact of 15.0%. Excluding the net impact of acquisitions, divestitures and hepatitis C sales, on an operational basis, worldwide sales increased 11.0%, domestic sales increased 18.1% and international sales increased 3.3%.*
Worldwide operational sales growth was driven by new products and the strength of core products. New product sales growth was negatively impacted by lower sales of OLYSIO®/SOVRIAD® (simeprevir) due to competitive entrants. Strong growth in new products include INVOKANA®/INVOKAMET® (canagliflozin), for the treatment of adults with type 2 diabetes; IMBRUVICA® (ibrutinib), an oral, once-daily therapy approved for use in treating certain B-cell malignancies, or blood cancers; XARELTO® (rivaroxaban), an oral anticoagulant; and ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer.

Additional contributors to operational sales growth were STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; INVEGA® SUSTENNA®/XEPLION®/TRINZA® (paliperidone palmitate), long-acting, injectable atypical antipsychotics for the treatment of schizophrenia in adults; CONCERTA® (methylphenidate HCI), for the treatment of attention deficit hyperactivity disorder; and SIMPONI®/SIMPONI ARIA® (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases.
During the quarter, the U.S. Food and Drug Administration (FDA) approved DARZALEX™ (daratumumab) for the treatment of double refractory multiple myeloma. Additionally, the FDA approved YONDELIS® (trabectedin) for the treatment of patients with unresectable or metastatic liposarcoma or leiomyosarcoma. The European Commission approved EDURANT® (rilpiravine) in combination with other anti-retroviral agents, for treatment-naïve adolescent patients aged 12 to 18 years with human immunodeficiency virus-1 (HIV-1) infection.
In the U.S., a New Drug Application (NDA) was submitted for INVOKAMET® XR, a once-daily therapy combining fixed doses of canagliflozin and metformin hydrochloride extended release for the treatment of adults with type 2 diabetes. Additionally, regulatory applications were submitted for STELARA® (ustekinumab) for the treatment of adult patients with moderately to severely active Crohn's disease to the FDA and the European Medicines Agency (EMA). Several regulatory submissions were completed for additional indications of IMBRUVICA® (ibrutinib) including for patients with relapsed or refractory chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma in combination with bendamustine and rituximab in both the U.S. and the European Union (EU) as well as for use in treatment-naïve patients with CLL and relapsed/refractory patients with mantle cell lymphoma in the EU.
Also in the quarter, the acquisition of Novira Therapeutics, Inc., a privately held clinical-stage biopharmaceutical company developing innovative therapies for curative treatment of chronic hepatitis B virus infection, was completed.
Worldwide Medical Devices sales of $25.1 billion for the full-year represented a decrease of 8.7% versus the prior year consisting of an operational decrease of 1.4% and a negative currency impact of 7.3%. Domestic sales decreased 1.0%; international sales decreased 14.8%, which reflected an operational decrease of 1.7% and a negative currency impact of 13.1%. Excluding the net impact of acquisitions and divestitures, on an operational basis, worldwide sales increased 2.5%, domestic sales increased 3.3% and international sales increased 2.0%.*
Primary contributors to operational growth were sales of endocutters and biosurgical products in the Advanced Surgery business; electrophysiology products in the Cardiovascular business; joint reconstruction products in the Orthopaedics business; and insulin pump products in the Diabetes Care business.
During the quarter, the pediatric indication for the Animas® Vibe® insulin pump was approved by the FDA. Also in the quarter, the acquisition of Coherex Medical, Inc., a privately held medical device company focused on the development of the Coherex WaveCrest® left atrial appendage occlusion system, was completed.
Subsequent to the quarter, the company announced on January 19th, a restructuring of certain Medical Devices businesses. The company’s Consumer Medical Devices businesses, Vision Care and Diabetes Care, are not impacted by these actions. The restructuring is being undertaken to accelerate the pace of innovation, address unmet patient needs and drive growth. The actions are expected to result in ongoing annualized, pre-tax cost savings of $0.8 billion to $1.0 billion, the majority of which is expected to be realized by the end of 2018, including approximately $200 million in 2016.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Operational sales growth excluding the net impact of acquisitions, divestitures and hepatitis C sales, as well as adjusted net earnings, adjusted diluted earnings per share and operational adjusted diluted earnings per share excluding after-tax intangible amortization expense and special items, are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Except for guidance measures, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying financial schedules of the earnings release and the Investor Relations section of the company’s website at www.investor.jnj.com.
Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliations of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including adjusted income before tax by segment, a pharmaceutical pipeline of selected compounds in late stage development and a copy of today’s earnings call presentation can be found on the company's website at www.investor.jnj.com.

NOTE TO INVESTORS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and restructuring plans. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges and uncertainties inherent in new product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new and existing products; impact of business combinations and divestitures; challenges to patents; the impact of patent expirations; the ability of the company to successfully execute strategic plans, including restructuring plans; any required consultation procedures relating to the restructuring workforce actions; the potential that the expected benefits and opportunities related to the restructuring may not be realized or may take longer to realize than expected; market conditions and the possibility that the on-going share repurchase program may be suspended or discontinued; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations, including global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; increased scrutiny of the health care industry by government agencies; and the potential failure to meet obligations in compliance agreements with government bodies. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com, or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.